Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

OFB BANCSHARES, INC.

HANCOCK WHITNEY CORPORATION

and

CITRUS ACQUISITION CORP.

DATED AS OF MAY 15, 2026

TABLE OF CONTENTS

ARTICLE I

THE MERGERS

1.1	The First Step Merger	2
1.2	Upstream Merger	3
1.3	Closing	4
1.4	Conversion of Company Common Stock	4
1.5	Treatment of Company Stock Options	5
1.6	Bank Merger	6

ARTICLE II

EXCHANGE OF SHARES

2.1	Parent to Make Merger Consideration Available	6
2.2	Exchange of Shares	6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Corporate Organization	8
3.2	Capitalization	9
3.3	Authority; No Violation	11
3.4	Consents and Approvals	12
3.5	Reports	12
3.6	Financial Statements	13
3.7	Undisclosed Liabilities	14
3.8	Broker’s Fees	15
3.9	Absence of Certain Changes or Events	15
3.10	Legal Proceedings	15
3.11	Taxes and Tax Returns	15
3.12	Employees and Employee Benefit Plans	18
3.13	Compliance with Applicable Law	22
3.14	Certain Contracts	24
3.15	Agreements with Regulatory Agencies	26
3.16	Derivative Instruments	27
3.17	Environmental Matters	27
3.18	Investment Securities	28
3.19	Real Property	28
3.20	Intellectual Property	29
3.21	Related Party Transactions	30
3.22	Takeover Restrictions	30
3.23	Opinion	30

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3.24	Company Information	30
3.25	Loan Portfolio	31
3.26	Insurance	32
3.27	No Investment Adviser or Broker-Dealer Subsidiary	32
3.28	No Other Representations or Warranties	32

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Corporate Organization	33
4.2	Authority; No Violation	33
4.3	Consents and Approvals	34
4.4	Sufficient Funds	34
4.5	Broker’s Fees	34
4.6	Legal Proceedings	34
4.7	Compliance with Applicable Law	35
4.8	SEC Filings; Financial Statements	35
4.9	Reports	35
4.10	No Other Representations or Warranties	36

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	36
5.2	Forbearances	37

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	40
6.2	Access to Information	41
6.3	Legal Conditions to the Mergers	42
6.4	Employee Matters	42
6.5	Indemnification; Insurance	44
6.6	Additional Agreements	45
6.7	Advice of Changes	46
6.8	Company Shareholders’ Meeting	46
6.9	Company Acquisition Proposals	47
6.10	Public Announcements	50
6.11	Change of Method	50
6.12	Takeover Restrictions	50
6.13	Litigation and Claims	50
6.14	Restructuring Efforts	51
6.15	Assumption of Company Debt	51

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ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Mergers	51
7.2	Conditions to Obligations of Parent	52
7.3	Conditions to Obligations of the Company	53

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	53
8.2	Effect of Termination	54

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	55
9.2	Amendment	56
9.3	Extension; Waiver	56
9.4	Expenses	56
9.5	Notices	56
9.6	Interpretation	57
9.7	Confidential Supervisory Information	58
9.8	Counterparts	58
9.9	Entire Agreement	58
9.10	Governing Law; Jurisdiction	58
9.11	Waiver of Jury Trial	59
9.12	Assignment; Third-Party Beneficiaries	59
9.13	Specific Performance	60
9.14	Severability	60
9.15	Delivery by Electronic Transmission	60

EXHIBITS

Exhibit A – Company Shareholders Entering into Voting and Support Agreements

Exhibit B – Form of Voting and Support Agreement

Exhibit C – Form of Bank Merger Agreement

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SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

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INDEX OF DEFINED TERMS

Page

Adverse Recommendation Change	47
Agreement	1
Bank Merger	6
Bank Merger Agreement	6
BHC Act	8
Book-Entry Share	4
Chosen Courts	59
Closing	4
Closing Date	4
Code	7
Company	1
Company 401(k) Plan	43
Company Acquisition Proposal	49
Company Articles	9
Company Audited Financial Statements	13
Company Bank	6
Company Benefit Plans	18
Company Board	1
Company Bylaws	9
Company Common Stock	9
Company Contract,	26
Company Disclosure Schedule	8
Company ERISA Affiliate	18
Company Financial Statements	13
Company Indemnified Parties	45
Company Leased Properties	28
Company Owned Properties	28
Company Real Property	28
Company Real Property Leases	28
Company Recommendation	46
Company Regulatory Agreement	26
Company Shareholder Approval	11
Company Shareholders	1
Company Shareholders’ Meeting	46
Company Stock Option	5
Confidentiality Agreement	42
Continuing Employees	42
Derivative Transactions	27
DGCL	2
Dissenting Shares	4
Effective Time	2
Enforceability Exceptions	11
Environmental Laws	27

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ERISA	18
Exception Shares	4
Exchange Act	12
Exchange Fund	6
FBCA	2
FDIC	9
Federal Reserve Board	12
First Step Articles of Merger	2
First Step Certificate of Merger	2
First Step Merger	1
First Step Merger Certificates	2
First Surviving Corporation	1
Florida Appraisal Provisions	4
Florida Department	2
GAAP	8
Governmental Entity	12
Intellectual Property	29
IRS	16
Liens	10
Loans	31
Material Adverse Effect	8
MBCA	3
Merger Consideration	4
Merger Sub	1
Mergers	1
Multiemployer Plan	19
Multiple Employer Plan	19
New Plans	43
Old Certificate	4
Parent	1
Parent 401(k) Plan	43
Parent Bank	6
Parent Common Stock	2
Parent Disclosure Schedule	33
Parent SEC Filings	35
Paying Agent	6
Permitted Encumbrances	28
Personal Data	22
Proxy Statement	46
Regulatory Agencies	12
Related Parties	30
Requisite Regulatory Approvals	12
Second Surviving Corporation	1
Securities Act	35
SRO	12
Subsidiary	9
Superior Proposal	49

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Takeover Restrictions	30
Tax	17
Tax Return	17
Taxes	17
Termination Date	54
Termination Fee	55
Third Party	48
Treasury Regulations	18
Unaudited Financial Statements	13
Upstream Merger	1
Upstream Merger Articles of Merger	3
Upstream Merger Effective Time	3
Volcker Rule	23
Voting and Support Agreement	1

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2026 (this “Agreement”), by and between Hancock Whitney Corporation, a Mississippi corporation (“Parent”), OFB Bancshares, Inc., a Florida corporation (the “Company”) and Citrus Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, the Company and Merger Sub have determined that it is advisable and in the best interests of their respective companies and their shareholders to enter into this Agreement, pursuant to which (a) Merger Sub will, on the terms and subject to the conditions set forth herein, merge with and into the Company (the “First Step Merger”), so that the Company is the surviving corporation (hereinafter sometimes referred to in such capacity as the “First Surviving Corporation”), and (b) immediately following the First Step Merger and as part of a single, integrated transaction, Parent shall cause the First Surviving Corporation to be merged with and into Parent (the “Upstream Merger” and together with the First Step Merger, the “Mergers”), so that Parent is the surviving corporation of the Upstream Merger (hereinafter sometimes referred to in such capacity as the “Second Surviving Corporation”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, the Company and Merger Sub have approved the Mergers and this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”), subject to the terms of this Agreement, has resolved to (a) recommend that the holders (the “Company Shareholders”) of Company Common Stock (as defined in Section 3.2(a)) adopt and approve this Agreement and (b) submit this Agreement to the Company Shareholders for adoption and approval;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, each of the directors of the Company and certain other Company Shareholders listed on Exhibit A attached hereto, in each case in their respective capacities as Company Shareholders, is entering into a voting and support agreement with Parent, effective as of the date hereof, substantially in the form attached hereto as Exhibit B (each, a “Voting and Support Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1 The First Step Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company pursuant to this Agreement. The Company shall be the First Surviving Corporation in the First Step Merger, and shall continue its corporate existence under the laws of the State of Florida. Upon consummation of the First Step Merger, the separate corporate existence of Merger Sub shall terminate.

(b) On or (if agreed by the Company and Parent) prior to the Closing Date, the Company and Merger Sub shall, respectively, shall cause to be filed articles of merger (the “First Step Articles of Merger”) with respect to the First Step Merger as provided under the FBCA with the Florida Department of State (the “Florida Department”) and certificate of merger (the “First Step Certificate of Merger” and together with the First Step Articles of Merger, the “First Step Merger Certificates”) with respect to the First Step Merger as provided under the DGCL with the Secretary of State of the State of Delaware. The First Step Merger shall become effective at such time as specified in the First Step Merger Certificates in accordance with the relevant provisions of the FBCA and the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

(c) At and after the Effective Time, the First Step Merger shall have the effects set forth in the applicable provisions of the FBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers and franchises of Merger Sub shall vest in the First Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall become and be debts, liabilities, obligations, restrictions, disabilities and duties of the First Surviving Corporation.

(d) At and after the Effective Time, each share of common stock, par value $3.33 per share, of Parent (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent and shall not be affected by the First Step Merger.

(e) At the Effective Time, by virtue of the First Step Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of securities thereof, each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the First Surviving Corporation.

(f) At the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the First Surviving Corporation until thereafter amended in accordance with applicable law. The officers and directors of Merger Sub as of immediately prior to the Effective Time shall be the officers and directors of the First Surviving Corporation.

1.2 Upstream Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the FBCA and the Mississippi Business Corporation Act (the “MBCA”), immediately following the Effective Time, the First Surviving Corporation shall merge with and into Parent pursuant to this Agreement. Parent shall be the Second Surviving Corporation in the Upstream Merger, and shall continue its corporate existence under the laws of the State of Mississippi. Upon consummation of the Upstream Merger, the separate corporate existence of the First Surviving Corporation shall terminate.

(b) On or (if agreed by Company and Parent) prior to the Closing Date, the First Surviving Corporation and Parent, respectively, shall cause to be filed articles of merger with respect to the Upstream Merger as provided under the MBCA with the Secretary of State of the State of Mississippi and articles of merger with respect to the Upstream Merger as provided under the FBCA with the Florida Department (such articles of merger, the “Upstream Merger Articles of Merger”). The Upstream Merger shall become effective at such time as specified in the Upstream Merger Articles of Merger in accordance with the relevant provisions of the MBCA and the FBCA, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Upstream Merger Effective Time”).

(c) At and after the Upstream Merger Effective Time, the Upstream Merger shall have the effects set forth in the applicable provisions of the MBCA and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Upstream Merger Effective Time, all property, rights, interests, privileges, powers and franchises of the First Surviving Corporation shall vest in Parent, and all debts, liabilities, obligations, restrictions, disabilities and duties of the First Surviving Corporation shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of Parent.

(d) At and after the Upstream Merger Effective Time, each share of common stock, no par value per share, of the First Surviving Corporation issued and outstanding immediately prior to the Upstream Merger Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) At and after the Upstream Merger Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock, of the Second Surviving Corporation and shall not be affected by the Mergers.

(f) At the Upstream Merger Effective Time, the Articles of Incorporation of Parent and the Bylaws of Parent, as in effect immediately prior to the Upstream Merger Effective Time, shall be the certificate of incorporation and bylaws of the Second Surviving Corporation until thereafter amended in accordance with applicable law. The officers and directors of Parent as of immediately prior to the Upstream Merger Effective Time shall be the officers and directors of the Second Surviving Corporation.

1.3 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on the date that is five (5) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), unless another date, time or place is agreed to in writing (email being sufficient) by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4 Conversion of Company Common Stock. At the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Sub, the Company, or the holder of any of the following securities:

(a) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time, except for (i) shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company or Parent (in each case other than shares of Company Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, and (B) held, directly or indirectly, in respect of debts previously contracted (clauses (A) and (B), collectively, the “Exception Shares”)) and (ii) any Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive an amount in cash equal to $29.273 (the “Merger Consideration”).

(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock and each such share represented by a book-entry account statement, a “Book Entry Share”) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration, without interest thereon, upon the surrender of such Old Certificate.

(c) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised appraisal rights in respect of such shares (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable law with respect to such shares) in accordance with Sections 1301 – 1340 of the FBCA (the “Florida Appraisal Provisions”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with the Florida Appraisal Provisions; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights pursuant to the Florida Appraisal Provisions, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Florida Appraisal Provisions, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.4(b) above, without interest thereon, upon surrender of such shares of Company Common Stock. The Company shall give prompt notice to Parent of any demands received by the Company from a record or beneficial holder of Company Common Stock for appraisal of any withdrawals of such demands and of any other documents or instruments received by the Company related to the foregoing, and Parent shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case other than the Exception Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.5 Treatment of Company Stock Options.

(a) At the Effective Time, each outstanding stock option granted by the Company to purchase shares of Company Common Stock (each, a “Company Stock Option”) under an equity compensation plan or program of the Company or otherwise, whether vested or unvested, shall, automatically and without any required action on the part of the Company, Parent or the holder thereof, be converted into the right to receive an amount in cash equal to the product of (i) the excess of (if any) (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option and (ii) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, in each case without interest and less applicable withholding Taxes. Notwithstanding the foregoing, any Company Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration, whether vested or unvested, shall be cancelled at the Effective Time for no consideration or payment in respect thereof.

(b) Prior to the Effective Time, the Company Board (or, if appropriate, any committee of the Company Board administering the Company Stock Options) shall adopt such resolutions and take such other actions as may be necessary or appropriate to effectuate the actions contemplated in this Section 1.5, in order to ensure that from and after the Effective Time, the only entitlement of the holder of a Company Stock Option is to receive the payment under Section 1.5(a) (if any).

(c) Prior to the Effective Time, the Company shall, whether by way of a regularly scheduled payroll or by running a special payroll, issue and hold in escrow checks representing the cash amount payable to each holder of a Company Stock Option pursuant to this Section 1.5. Subject to the Company’s compliance with the foregoing, at the Effective Time, the Second Surviving Corporation shall release from escrow and deliver such checks to the applicable holders of Company Stock Options.

1.6 Bank Merger. Immediately following the Upstream Merger Effective Time, One Florida Bank, a Florida chartered bank and wholly owned Subsidiary of the Company (“Company Bank”), will merge with and into Hancock Whitney Bank, a Mississippi chartered bank and wholly owned Subsidiary of Parent (“Parent Bank” and such merger, the “Bank Merger”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. Promptly after the date of this Agreement, Parent and the Company shall cause Parent Bank and Company Bank to enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit C (the “Bank Merger Agreement”). Each of Parent and the Company shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Parent Bank and Company Bank, respectively. Prior to the Closing, the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an agent designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, an amount in cash sufficient to pay the aggregate Merger Consideration payable to holders of Company Common Stock (such cash, the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall require the Paying Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I a customary letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration. From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Paying Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, any holder of Book-Entry Shares will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 2.2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the Merger Consideration will upon receipt by the Paying

Agent of such evidence of ownership, if any, as the Paying Agent may reasonably request, be entitled to receive, and Parent will cause the Paying Agent to pay, subject to any required withholding of Taxes, the Merger Consideration in respect of each such share of Company Common Stock, and the Book-Entry Shares of such holder will forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration.

(b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration.

(c) Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for one (1) year after the Effective Time shall be paid to the Second Surviving Corporation. Any former holders of Company Common Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Second Surviving Corporation for payment of the Merger Consideration deliverable in respect of each former share of Company Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Second Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) Each of Parent, the Paying Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Paying Agent or any other applicable withholding agent, as the case may be, and paid over to the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by Parent, the Paying Agent or such other applicable withholding agent, as the case may be.

(e) In the event that any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a corresponding section of the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”) (it being agreed that any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on the face of the disclosure that such disclosure applies to such other sections notwithstanding the absence of a specific cross reference), the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing (or local equivalent) under the laws of the State of Florida and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business and in good standing (or local equivalent) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing (or local equivalent) would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means (i) with respect to the Company, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (C) changes, after the date hereof, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or other public health event, (D) public disclosure of the execution of this Agreement, public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded under this definition); except, with respect to subclause (A), (B), or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other banks and their holding companies operating principally in the areas in which such party and its Subsidiaries are located) or (ii) with respect to the Company or Parent, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes. True and complete copies of the articles of incorporation of the Company (the “Company Articles”) and the bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. True and complete copies of the organizational documents of each Subsidiary of the Company, as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws, and no Subsidiary of the Company is in violation of any provisions of its respective organizational documents.

(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Subsidiary of the Company (i) is duly organized, licensed and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing (or local equivalent) in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing (or local equivalent) and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions, except, in the case of the Company Bank, for restrictions on dividends or distributions generally applicable to Florida chartered banks generally. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due in all material respects, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of common stock, par value $4.00 per share, of the Company (“Company Common Stock”). As of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than (i) 12,129,040 shares of Company Common Stock issued and outstanding, (ii) outstanding Company Stock Options to purchase an aggregate of 1,435,700 shares of Company Common Stock and (iii) no shares of Company Common Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote are issued or outstanding. No trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than the Company Stock Options issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any Company Common Stock or other securities of the Company.

(b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, to the Company’s knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Subsidiaries of the Company has a contractual or other obligation with respect to the voting or transfer of Company Common Stock or other equity interests of the Company. Other than the Company Stock Options, no equity-based awards or phantom awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding. No Subsidiary of the Company owns any shares of capital stock of the Company.

(c) The Company owns directly all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Subsidiaries of the Company, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to the Company Bank, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d) Section 3.2(d) of the Company Disclosure Schedule contains a true, correct and complete list of the record holders of shares of Company Common Stock as of May 14, 2026, containing each such holder’s name, address and the number of shares of Company Common Stock held of record by such holder, which shareholders’ list is in all respects accurate as of such date.

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth each outstanding Company Stock Option and, to the extent applicable, (i) the name of the holder thereof, (ii) the number of shares of Company Common Stock issuable thereunder, (iii) the exercise price relating thereto, (iv) the grant date, (v) the amount exercisable and outstanding and the amount not exercisable and outstanding, (vi) the vesting commencement date, vesting schedule, and any performance-based vesting conditions of such Company Stock Option, (vii) whether such Company Stock Option is intended to qualify as an incentive stock option (ISO) within the meaning of Section 422 of the Code, and (viii) the Company equity plan in accordance with which the award was made. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action. No Company Stock Option has been granted with a per share exercise price less than the fair market value of a share of Company Common Stock on the applicable date of grant, and the Company has not granted any Company Stock Options that are subject to Section 409A of the Code. The Company has the requisite power and authority, in accordance with the applicable Company equity plan, the applicable award agreements and any other applicable contracts, to take the actions contemplated by Section 1.5, and the treatment of Company Stock Options as described in Section 1.5 as of the Effective Time will be binding on the holders of Company Stock Options.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, upon receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Mergers, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of the Company and the Company Shareholders and has resolved to (i) recommend that the Company Shareholders adopt and approve this Agreement and (ii) submit this Agreement to the Company Shareholders for adoption and approval at a meeting of such shareholders in accordance with the terms of this Agreement, and has adopted resolutions to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement (the “Company Shareholder Approval”), and the adoption and approval of the Bank Merger Agreement by the Company as the sole shareholder of the Company Bank, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Subject to the receipt of the Company Shareholder Approval and as set forth on Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or comparable governing documents of any Subsidiary of the Company or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made,

(x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Mississippi Department of Banking and Consumer Finance, the Florida Office of Financial Regulation and the FDIC under the Bank Merger Act and approvals or non-objections thereof and approval of such applications, filings and notices, (b) the filing of any required applications, filings notices and/or waivers of prior approval, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices and/or grant of such waivers of prior approval (such filings, approvals and/or waivers under clauses (a) and (b), the “Requisite Regulatory Approvals”), and (c) the filing of the First Step Merger Certificates as provided in Section 1.1 and the filing of the Upstream Merger Articles of Merger as provided in Section 1.2, no notices to, consents or approvals of or non-objections of, waivers or authorizations by, or applications, filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and the Bank Merger on a timely basis.

3.5 Reports. The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, including the Florida Office of Financial Regulation, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority, (v) any SRO and (vi) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (all above-mentioned authorities in clauses (i) – (vi), together with the SEC, collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There (1) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (2) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2023, in each case, that would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.6 Financial Statements.

(a) The Company has previously made available to Parent copies of the following financial statements (the “Company Audited Financial Statements”), copies of which are attached as Section 3.6(a) of the Company Disclosure Schedule: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2025, 2024, and 2023, and the related audited consolidated statements of income and cash flow for the years then ended, and (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of the Company as of and for the three-month period ended March 31, 2026 (the “Unaudited Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2023, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date hereof, BDO USA, P.C. has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of the Company and its Subsidiaries. Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, since January 1, 2023, the Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since January 1, 2023, the Company has not experienced or effected any material change in internal control over financial reporting.

(c) Since January 1, 2023, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or similar governing body of any Subsidiary of the Company or any committee thereof, or, to the knowledge of the Company, to any director or officer of the Company or any Subsidiary of the Company.

(d) The books and records kept by the Company and any of its Subsidiaries are maintained in all material respects in accordance with applicable laws and accounting requirements and, to the knowledge of the Company, are, in the aggregate, complete and accurate in all material respects.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.

3.7 Undisclosed Liabilities. Except for (a) those liabilities that are set forth on the Company Financial Statements, and (b) liabilities incurred since March 31, 2026 in the ordinary course of business consistent with past practice and that are not, individually or in the aggregate, material to the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Company Financial Statements if it had existed on or before March 31, 2026.

3.8 Broker’s Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement other than Piper Sandler & Co. A true and complete copy of the engagement letter with Piper Sandler & Co. in connection with this Agreement and the transactions contemplated hereby has been made available to Parent.

3.9 Absence of Certain Changes or Events.

(a) Since December 31, 2025, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2025 through the date of this Agreement, except with respect to the transactions contemplated hereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, and have not taken any action that would have been prohibited or required the approval of Parent pursuant to Section 5.2 if taken after the date hereof and prior to the Closing.

3.10 Legal Proceedings.

(a) Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or, since January 1, 2023, has been, a party to any, and there are not and have not been since January 1, 2023, any, pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b) There is no, and has not been since January 1, 2023, any, material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Second Surviving Corporation or any of its affiliates).

3.11 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax

Returns obtained in the ordinary course). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. The Company and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Each of the Company and its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable law, including the collection, review and retention of any required withholding certificates or comparable documents and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of the Company and its Subsidiaries for all years up to and including December 31, 2021 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(b) No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or was liable for any amount of Taxes that was not paid. The Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements, gain recognition agreements or other written agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among the Company and its Subsidiaries or (ii) entered into in the ordinary course of business which does not primarily relate to Taxes).

(c) Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or foreign law).

(d) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of any: (i) adjustment required by a change in or incorrect method of accounting, (ii) closing agreement, (iii) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date, or (iv) intercompany transaction. Neither the Company nor any of its Subsidiaries has taken any action that could defer a liability for Taxes of the Company or any of its Subsidiaries from any taxable period (or portion thereof) ending on or prior to the Closing Date, to any taxable period (or portion thereof) beginning after the Closing Date. Neither the Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method. Neither the Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method. At no time during the past five years has the Company or any of its Subsidiaries been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(e) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or any of its Subsidiaries is a party and that could be treated as a partnership for federal income Tax purposes. Neither the Company nor any of its Subsidiaries has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country. The Company has not, in the past ten (10) years, acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(f) Section 3.11(f) of the Company Disclosure Schedule sets forth the entity classification of the Company and each of its Subsidiaries for U.S. federal income Tax purposes.

(g) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(h) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(i) As used in this Agreement, the term “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

3.12 Employees and Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, written or unwritten, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical, life or other insurance or welfare, retiree medical or life insurance, pension or retirement, supplemental retirement, severance or other compensation or benefit plans, programs, agreements or arrangements, and all retention, bonus, employment, consulting, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any Company ERISA Affiliate, or to which the Company or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor or with respect to which the Company or any of its Subsidiaries has any direct or indirect liability, for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

(b) The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans and the following related documents, to the extent applicable: (i) the current plan document (or for an unwritten material Company Benefit Plan, a written description of the material terms thereof) and any related trust agreement, insurance contract or other funding documents, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (iii) the most recent annual report (Form 5500), if any, (iv) the most recently received IRS determination letter, if any, (v) the most recently prepared actuarial report for each such Company Benefit Plan (if applicable), if any, (vi) the most recent actuarial report, if any and (vii) all material non-routine correspondence received from or sent to any Governmental Entity within the prior three (3) years.

(c) Each Company Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has, within the prior three (3) years, taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to such qualification, which letter has not been revoked (nor has revocation been threatened), or is in a form that is the subject of a favorable advisory or opinion letter from the IRS, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any such Company Benefit Plan or the related trust or increase the costs relating thereto.

(e) Section 3.12(e) of the Company Disclosure Schedule contains a list of all Company Benefit Plans that are nonqualified deferred compensation or salary continuation arrangements, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized; (ii) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been accrued in accordance with GAAP on the Company Financial Statements and will be, as of the Closing Date, accrued to the extent necessary to make full and final payments under any such arrangements or fully paid and which amount of all future benefit payments are fully funded; (iii) the amount of any funding and source of such funding; and (iv) whether such arrangements are unilaterally terminable by the Company in connection with the Closing and the estimated amounts payable upon any such termination. Each Company Benefit Plan has been maintained in documentary and operational compliance, in all material respects, with Section 409A of the Code and the regulations thereunder or an available exemption therefrom.

(f) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(g) None of the Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”); (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. None of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance or any other welfare benefits for any current or former employees or other service providers or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company in accordance with GAAP.

(j) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to any Company Benefit Plan or the assets of any of the trusts under any of the Company Benefit Plans that could in any case reasonably be likely to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in an Company Benefit Plan, or any other party.

(k) None of the Company or its Subsidiaries nor any Company ERISA Affiliate nor, to the knowledge of the Company, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any payment or benefit, including severance pay, unemployment compensation, accrued pension benefit, or a change in control bonus or retention payment, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any Company Benefit Plan, or (iv) result in any limitation on the right of the Company or any of its Subsidiaries or Company ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(m) No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “parachute payment” within the meaning of Section 280G of the Code.

(n) No Company Benefit Plan provides for, and the Company does not have any obligation to provide, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(o) There are no Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States or for the benefit of employees of the Company residing outside of the United States.

(p) Section 3.12(p) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of each individual who (i) is employed by the Company or its Subsidiaries or (ii) provides services as an independent contractor to the Company that shows with respect to each such individual the following information: (i) name, (ii) title/position, (iii) hire date, (iv) base salary, annual or monthly fee or hourly wage rate, if applicable, (v) incentive and bonus opportunities (including commission opportunities) for the current performance year, (vi) business location (including country and state or province, as applicable), (vii) legal employer (whether or not the Company), (viii) status as an employee, independent contractor or a leased employee, (ix) status as full-time or part-time and exempt or nonexempt, (x) status as active or on an approved leave of absence and expected return to work date, and (xi) work authorization, immigration permit or visa status.

(q) There are, and since January 1, 2022, have been, no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are or have ever been party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are, and since January 1, 2022, have been, no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

(r) The Company and its Subsidiaries are in compliance in all material respects with, and since January 1, 2022, have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, safety, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements). There are no claims or actions pending or, to the Company’s knowledge, threatened, and there are no grounds for any claims or actions, between the Company or any of its Subsidiaries and any employee or other service provider of the Company or any of its Subsidiaries.

(s) In the last five (5) years, (i) no allegations of sexual harassment or misconduct have been made against an officer or other employee or a director of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or misconduct by any current or former member of the Board of Directors of the Company or any current or former employee of the Company.

(t) Each individual who renders services to the Company has all work permits, immigration permits, visas or other authorizations required by applicable law for such individual given the duties and nature of such individual’s employment or services.

3.13 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has knowledge of, or has received notice of, any material violations since January 1, 2023, of any licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties or any applicable law, and to the knowledge of the Company no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization is threatened.

(b) Except as would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) The Company Bank is a Florida state-chartered bank and a wholly owned Subsidiary of the Company and has a Community Reinvestment Act rating of “satisfactory” or better. No Company affiliates or subsidiaries engage in proprietary trading (as defined in 12 U.S.C. § 1851 and the rules and regulations thereunder, the “Volcker Rule”) that would be prohibited upon application of the Volcker Rule and all covered funds (as defined in the Volcker Rule) that the Company or any of its affiliates or subsidiaries sponsors or invests in that would be prohibited upon application of the Volcker Rule. For the purpose of the preceding two sentences, “affiliate” and “subsidiary” shall have their respective meanings under 12 U.S.C. § 1813.

(d) The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e) Without limitation, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, or employee acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f) As of the date hereof, the Company, Company Bank and each other insured depository institution Subsidiary of the Company is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither the Company nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that Company Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, (ii) none of the Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account and (iii) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Company Benefit Plan):

(i) that contains a provision restricting the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Mergers will restrict the ability of the Second Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region;

(ii) that is a contract with one of the Company’s top ten (A) suppliers, or (B) customers, in each case based on the aggregate amount spent or received by the Company and its Subsidiaries with respect to such supplier or customer, as applicable, during the twelve months ended December 31, 2025;

(iii) that contains a provision prohibiting the Company or its Subsidiaries or upon consummation of the Mergers or the Bank Merger will prohibit the Second Surviving Corporation or any of its affiliates from soliciting customers, clients or employees;

(iv) that is a collective bargaining agreement or similar agreement with any labor organization;

(v) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Company Shareholder Approval or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) (A) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements, or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $1,000,000 or more;

(vii) that is any alliance, cooperation, joint venture, shareholders’, partnership or similar agreement involving a sharing of profits or losses relating to the Company or any of its Subsidiaries;

(viii) with any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement;

(ix) that grants or contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by the Company or any of its Subsidiaries or (D) right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole;

(x) that creates or is expected to create future payment obligations in excess of $100,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by the Company or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice;

(xi) that is a settlement, consent or similar agreement and contains any material continuing obligations of the Company or any of its Subsidiaries;

(xii) that relates to the acquisition or disposition of any person, business or asset and under which the Company or its Subsidiaries have or may have any remaining obligation or liability (including with respect to any “earn-out,” contingent purchase price or similar contingent payment obligation, or any material indemnification liability after the date hereof);

(xiii) that is any lease or other similar contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2025, as applicable, were in excess of $75,000;

(xiv) that is any contract or agreement that (A) grants the Company or one of its Subsidiaries any right to use any Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software) and that provides for payments in excess of $75,000, (B) permits any third person

(including pursuant to any license agreement, coexistence agreements and covenants not to use) to use, enforce or register any Intellectual Property that is owned by the Company or any of its Subsidiaries and that is material to their business, taken as a whole or (C) restricts the right of the Company or one of its Subsidiaries to use or register any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries; or

(xv) that relates to the pledge of or Lien on any assets of the Company or its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as an “Company Contract,” and neither the Company nor any of its Subsidiaries has knowledge of, or has received written, or to the knowledge of the Company, oral notice of, any violation of any the Company Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b) In each case, except as would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) each of the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of the Company, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any counterparty thereto, under any such Company Contract.

3.15 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts or would reasonably be expected to restrict the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company, orally, since January 1, 2021, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.16 Derivative Instruments. (a) All Derivative Transactions, whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business of the Company and its Subsidiaries and in compliance in all material respects with applicable laws and other policies, practices and procedures employed by the Company and its Subsidiaries, as applicable, and are legal, valid and binding obligations of the Company or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect; (b) the Company and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder; and (c) the financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP. As used herein, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.17 Environmental Matters. Except as would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance, and, since January 1, 2023, have complied, with all federal, state and local laws, regulations, orders, decrees, permits, authorizations, common laws and other legal requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of the Company, threatened against the Company, which liability or obligation would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There has been no written third-party environmental site assessment conducted since January 1, 2023, assessing the presence of hazardous materials located on any property owned or leased by the Company or any of its Subsidiaries that is within the possession or control of the Company and its affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.18 Investment Securities.

(a) Each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent that such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

3.19 Real Property.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company or a Subsidiary of the Company, each of the Company and/or any of its Subsidiaries (i) has good and marketable title to all of the real property reflected in the latest audited balance sheet included in the Company Audited Financial Statements as being owned by the Company or a Subsidiary of the Company or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all material Liens, except (A) statutory Liens securing payments not yet due, (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (ii) is the lessee of all leasehold estates reflected in the latest audited Company Audited Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature created by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the “Company Real Property Leases”), and each such Company Real Property Lease is valid without material default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against any Company Real Property.

(b) Except as set forth on Section 3.19 of the Company Disclosure Schedule, no person other than the Company and its Subsidiaries has (i) any right in any of the Company Owned Properties or any right to use or occupy any portion of the Company Owned Properties or (ii) any right to use or occupy any portion of the Company Leased Properties.

(c) Each of the Company Real Property Leases is valid and binding on the Company or its applicable Subsidiary and is in full force and effect, and there exists no material default or event of default or event, occurrence, condition or act, with respect to the Company or its Subsidiaries or, to the knowledge of the Company, with respect to the other parties thereto, which, with the giving of notice or the lapse of time, or both, would become a material default or event of default thereunder.

3.20 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than any Permitted Encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (a) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary of the Company acquired the right to use any Intellectual Property; (b) no person has asserted to the Company in writing that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or its Subsidiaries; (d) neither the Company nor any Subsidiary of the Company has received any written notice of any pending claim with respect to any Intellectual Property owned by the Company or any Subsidiary of the Company; and (e) since January 1, 2023, no third party has gained unauthorized access to any information technology networks or assets controlled by and material to the operation of the business of the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21 Related Party Transactions. Other than agreements or arrangements that are part of normal and customary terms of an individual’s employment or service as a director, officer or employee, there are (a) no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any current director, officer or shareholder (or any member of such shareholder’s family or any trusts or other entities established for the benefit of such shareholder or members of such shareholder’s family) of the Company or any of its Subsidiaries (other than the Company or its Subsidiaries) (collectively, “Related Parties”), on the other hand and (b) no agreements or arrangements pursuant to which any Related Party or any affiliate of any Related Party or other entity in which one or more Related Parties directly or indirectly owns more than five percent (5%) or more of any class of equity securities (in each case other than (x) the Company and its direct or indirect wholly owned Subsidiaries and (y) persons who would be covered by clause (b) but for this clause (y) only as a result of an equity ownership interest in the Company of less than five percent (5%)) is a party and the Company or any Subsidiary of the Company receives or provides services or goods or otherwise has any other liabilities, obligations or restrictions.

3.22 Takeover Restrictions. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Company Articles or Company Bylaws (any such laws, collectively with any similar provisions of the Company Articles or Company Articles, “Takeover Restrictions”).

3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler & Co., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be received in the First Step Merger by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives specifically for inclusion in any document filed with any Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of the Company is a creditor and under the terms of which the obligor was, as of March 31, 2026, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all the Loans of the Company and its Subsidiaries that, as of March 31, 2026, were classified by the Company as “Watch,” “OAEM,” “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Troubled Debt Restructuring,” “Monitored” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of March 31, 2026, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to be material to the Company, each Loan of the Company or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be material to the Company, each outstanding Loan of the Company or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) (i) Section 3.25(d) of the Company Disclosure Schedule sets forth a list of all Loans as of the date hereof by the Company and its Subsidiaries to any director, executive officer and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (ii) there are no Loans to employees, officers, directors or other affiliates where the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable laws.

3.26 Insurance. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and neither the Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 No Investment Adviser or Broker-Dealer Subsidiary.

(a) Neither the Company nor any Subsidiary of the Company serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(b) Neither the Company nor any Subsidiary of the Company is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.28 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III or in any certificate delivered by or on behalf of the Company pursuant to this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or Merger Sub or any of their affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III or in any certificate delivered by or on behalf of the Company pursuant to this Agreement, any oral or written information presented to Parent or Merger Sub or any of their affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Parent nor Merger Sub nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV or in any certificate delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in a corresponding section of the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”) (it being agreed that any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically cross-referenced and (2) other sections of this Article IV to the extent that it is reasonably apparent on the face of the disclosure that such disclosure applies to such other sections notwithstanding the absence of a specific cross reference), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing (or local equivalent) under the laws of the State of Mississippi and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business and in good standing (or local equivalent) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing (or local equivalent) would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

4.2 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of each of Parent and Merger Sub. The Board of Directors of each of Parent and Merger Sub has determined that the Mergers, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Parent and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by Parent as the sole shareholder of Parent Bank, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation of Parent or the Bylaws of Parent or comparable governing documents of any Subsidiary of Parent or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

4.3 Consents and Approvals. Except for (a) the Requisite Regulatory Approvals and (b) the filing of the First Step Merger Certificates as provided in Section 1.1 and the filing of the Upstream Merger Articles of Merger as provided in Section 1.2, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, neither Parent nor Merger Sub is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and the Bank Merger on a timely basis.

4.4 Sufficient Funds. Parent has and will have as of the Closing Date sufficient cash, available lines of credit or other sources of immediately available funds necessary to pay the Merger Consideration and the amount due in respect of the Company Stock Options.

4.5 Broker’s Fees. Neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement, other than any such fee that will be payable solely by Parent or any Subsidiary of Parent.

4.6 Legal Proceedings.

(a) There is no suit, action or proceeding pending against Purchaser or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent, nor are there any material injunction, order, judgment, decree, or regulatory restriction outstanding against Purchaser or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Purchaser, there is no suit, action or proceeding threatened against Purchaser or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

4.7 Compliance with Applicable Law.

(a) Since January 1, 2023, Purchaser and its Subsidiaries have complied with all applicable laws and as of the date hereof neither Purchaser nor any of its Subsidiaries has received any written notice asserting any material violation by it of any applicable law, except for violations that would not, individually or in the aggregate, reasonably be expected to affect the legality, validity or enforceability of this Agreement or that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(b) Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(c) As of the date hereof, each of Parent, Parent Bank and each other insured depository institution Subsidiary of Parent is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Parent nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that Parent Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

4.8 SEC Filings; Financial Statements. Parent has timely filed (or furnished, as applicable) all registration statements, prospectuses, forms, reports, schedules, definitive proxy statements and documents required to be filed (or furnished, as applicable) with the U.S. Securities and Exchange Commission by it under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, from and after January 1, 2023 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Filings.

4.9 Reports. Parent has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2023 with any Regulatory Agency, and has paid all applicable fees and assessments due and payable thereto, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. Except for ordinary course examinations, (a) no Regulatory Agency has initiated or has pending any public formal or public informal order or enforcement action regarding the business, disclosures or operations of Parent since January 1, 2023, (b) neither Parent nor any of its Subsidiaries is subject to any cease-and-

desist or other public formal or public informal order or public action issued by, or is a party to any public written agreement, public consent agreement, public operating agreement or public memorandum of understanding with, any Regulatory Agency since January 1, 2023, or since January 1, 2023, has been ordered to pay any civil money penalty by any Regulatory Agency and (c) there is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent, in each case of clauses (a) through (c) which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.10 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties.

(b) Each of Parent and Merger Sub acknowledge and agree that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III or in any certificate delivered by or on behalf of the Company pursuant to this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Parent, the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects consistent with past practice and (ii) use reasonable best efforts to maintain and preserve intact its business organization and relationships with employees, officers, directors, customers, depositors, suppliers, correspondent banks, Governmental Entities with jurisdiction over its operations and other third parties having material business relationships with the Company or any of its Subsidiaries. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the Company and Parent shall not, and shall cause their respective Subsidiaries not to, take any action that is intended or expected to adversely affect or materially delay the ability to obtain receipt of the Requisite Regulatory Approvals or result in any of the conditions to the Mergers set forth in Article VII not being satisfied, except as may be required by applicable law.

5.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by applicable law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(a) in each case, other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) the creation of deposit liabilities, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business with terms and conditions consistent with past practice, incur any indebtedness for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capital or finance leases or other similar financing arrangements (other than indebtedness solely between or among the Company and any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of the Company);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries);

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, stock bonus awards restricted shares or other equity-based awards or interests, including Company Stock Options, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the exercise of Company Stock Options outstanding as of the date hereof;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or material assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of the Company;

(e) (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to the Company or its Subsidiaries or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement, other than in the ordinary course of business (it being understood and agreed that entering into a contract that would constitute such a Company Contract pursuant to Section 3.14(a)(i), (iii)-(vi) or (ix) is not ordinary course of business);

(f) except as required under applicable law or by the terms of any Company Benefit Plan as in effect as of the date hereof or as set forth on Section 5.2(f) of the Company Disclosure Schedule, (i) enter into, adopt or terminate any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Company Benefit Plan if in effect as of the date hereof), (ii) amend (whether in writing or through the interpretation of) any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Company Benefit Plan if in effect as of the date hereof), (iii) increase the compensation payable to any current employee, officer, director or other service provider, (iv) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation (including any Company Stock Options), (v) accelerate the vesting, funding or payment of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Company Stock Options or other equity-based awards or other compensation or benefit, (vi) increase the compensation, bonus, severance, termination pay or other benefits payable to any of their respective current, prospective or former employees, officers, directors or independent contractors, (vii) enter into any collective bargaining agreement or similar agreement or arrangement, (viii) fund or provide any funding for any rabbi trust or similar arrangement, (ix) terminate the employment or services of any employee, officer, director or any independent contractor or consultant (in each case other than for cause), except in the ordinary course of business with respect to any individual whose annual base compensation is less than $100,000, or (x) hire or promote any employee, officer, director or any independent contractor or consultant, except in the ordinary course of business with respect to any individual whose annual base compensation is less than $100,000;

(g) implement any plant closing or other employee layoffs that would trigger notice under the Worker Adjustment Retraining and Notification Act of 1988, as amended;

(h) settle or compromise any claim, suit, action or proceeding other than any settlement involving solely money damages not in excess of $75,000 individually or $150,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payment received by the Company or any of its Subsidiaries in respect thereof) that does not involve or create an adverse precedent and that would not impose any material restriction on the business of the Company or its Subsidiaries or the Second Surviving Corporation or its Subsidiaries;

(i) (i) agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its or its Subsidiaries’ respective businesses or operations or (ii) waive or release any material rights or claims other than in the ordinary course of business amend the Company Articles, the Company Bylaws, or comparable organizational or governing documents of any Subsidiary of the Company;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m) enter into a new line of business or change in any material respect its lending, collateral eligibility, investment, underwriting, risk and asset liability management, interest rate or fee pricing policies and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity;

(n) except pursuant to existing commitments entered into prior to the date of this Agreement and disclosed to Parent prior to the date of this Agreement, make or acquire, renew, modify or extend any loans that, (A) are outside of the ordinary course of business consistent with past practice or inconsistent with, or in excess of the limitations contained in, the Company’s loan policy, or (B) (1) with respect to loans to existing customers (including such customer’s affiliates), increase the aggregate outstanding commitments or credit exposure to any such existing customer to more than $10,000,000; or (2) with respect to loans to new customers, result in an aggregate commitment or credit exposure to any such new customer (including such customer’s affiliates) in excess of $10,000,000, in each case of this clause (B), without first notifying and, if requested by Parent within one (1) business day of receipt of such notice, consulting with Parent (which notification will be made through a representative designated by Parent in Section 5.2(n) of the Parent Disclosure Schedule);

(o) make, or commit to make, any capital expenditures in excess of $150,000 in the aggregate, other than as disclosed in the Company’s capital expenditure budget set forth in Section 5.2(o) of the Company Disclosure Schedule;

(p) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(q) (i) make any application for the opening or relocation of, or open or relocate, any branch office, insurance office, loan production office or other significant office or operations facility of the Company or its Subsidiaries, (ii) other than in consultation with Parent, make any application for the closing of or close any branch or (iii) other than in consultation with Parent, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course of business) or enter into, amend or renew any lease with respect to real property;

(r) cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of this Agreement; or

(s) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Parent and the Company shall, and shall cause their respective Subsidiaries to cooperate with each other in connection therewith (including the furnishing of any information that may be reasonably requested or required to obtain the Requisite Regulatory Approvals) and shall, and shall cause their respective Subsidiaries to, respond and comply as promptly as practicable to any requests by Governmental Entities for documents and information. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any communication, meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such communications, meetings and conferences.

(b) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in any applications, notices and filings required in order to obtain all permits, consents, approvals, authorizations and waivers of prior approval of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) To the extent permitted by applicable law, Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Subject to Section 9.7, upon reasonable notice and subject to applicable laws, each of Parent and the Company, for the purposes of verifying the representations and warranties of the other party and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of Parent and the Company shall, and shall cause its Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, except as may be required to be disclosed pursuant to Section 6.1, such information relates to the negotiation, discussion or preparation of this Agreement and the transactions contemplated by it. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated April 2, 2026, between Parent and the Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Legal Conditions to the Mergers. Subject in all respects to Section 6.1, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

6.4 Employee Matters.

(a) Parent shall provide the employees of the Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”), for so long as they are employed following the Effective Time and through December 31, 2026, with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such employee immediately prior to the Effective Time, and (ii) employee benefits (excluding change in control or retention arrangements, any frozen benefit plans of Parent and its Subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Parent and its Subsidiaries)

that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent or its Subsidiaries; provided that, until such time as Parent fully integrates the Continuing Employees into its plans, participation in the Company Benefit Plans shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the plans of Parent and its Subsidiaries on different dates following the Effective Time with respect to different benefit plans. In addition, for one year following the Effective Time, each Continuing Employee who is not party to an individual agreement providing for severance termination benefits and whose employment is terminated during such one-year period in a manner that entitles such Continuing Employee to severance benefits under the broad-based severance plan maintained by Parent shall be provided severance benefits under such plan.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent and its Subsidiaries shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan and not for purposes of the fully insured long-term disability plan related to disabilities arising from pre-existing conditions as defined under the policy as an exclusion; (ii) provide each such employee and their eligible dependents with credit in the calendar year in which the Closing Date occurs for any coinsurance and deductibles paid prior to the Effective Time under an Company Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, coinsurance or maximum out-of-pocket requirements under any New Plans; provided that the Company’s health insurance administrator, consultant/broker, and/or medical and dental carrier timely provides Parent’s health insurance administrator, consultant/broker, and/or medical and dental carrier a secured electronic file format (to be agreed by the administrator, consultant/broker or carrier) that provides the applicable year-to-date deductible and out-of-pocket expenses incurred by such Continuing Employee of dependent; and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that, the foregoing service recognition shall not apply (A) to the extent that it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension or retiree welfare plan, (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for purposes of any equity incentive awards granted by Parent.

(c) Unless otherwise requested by Parent in writing at least five (5) business days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. If the Company 401(k) Plan is terminated, the Continuing Employees shall be eligible to participate, effective as soon as reasonably practicable following the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). The Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Parent 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash. The Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.4(c); provided that, prior to amending or terminating the Company 401(k) Plan, the Company shall provide the form and substance of any applicable resolutions or amendments to Parent for review and approval.

(d) Prior to the Closing, the Company shall take all actions necessary to terminate the agreements set forth on Section 6.4(d) of the Company Disclosure Schedules, effective as of, and conditioned upon, the Closing, as evidenced by Company Board resolutions and other necessary documentation, all of which shall be subject to Parent’s prior review and approval.

(e) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by the Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior review and approval of Parent.

(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Second Surviving Corporation, the Company, Parent, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Second Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Parent or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.5 Indemnification; Insurance.

(a) At or prior to the Effective Time, the Company shall obtain and fully pay the premium for, and Parent shall maintain in full force and effect (and the obligations under to be honored), during the six (6) year period beginning on the date of the Effective Time, “tail” or “run off” insurance under the current directors’ and officers’ liability insurance policy or policies maintained by the Company and its Subsidiaries (which policy or policies by their respective express terms shall survive the Mergers) (provided that the Company may substitute therefor “tail” policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured for each of the foregoing), in each case that (x) provides coverage with respect to claims arising from facts or events which occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement) and (y) is in effect for a period of at least six (6) years from and after the Effective Time; provided, however, that the Company shall not expend for such extended insurance coverage an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance.

(b) For a period of no less than six (6) years from and after the Effective Time, the Second Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the fullest extent permitted by the FBCA and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.5(b) of the Company Disclosure Schedule, each present and former director or officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that in the case of advancement of expenses the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. The Second Surviving Corporation shall reasonably cooperate with the Company Indemnified Parties and the Company Indemnified Parties shall reasonably cooperate with the Surviving Corporation, in the defense of any such claim, suit, action, proceeding or investigation.

(c) The provisions of this Section 6.5 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. In the event the Second Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, the terms of this Section 6.5 will be binding upon, inure to the benefit of and be enforceable by the successors and assigns of the Second Surviving Corporation by operation of law, and in the event the Second Surviving Corporation or any of its successors or assigns transfers all or substantially all of its properties and assets to any other Person, then, proper provision shall be made so that the purchaser of its assets and properties shall assume the obligations set forth in this Section 6.5. This Section 6.5 shall survive the Effective Time.

6.6 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Second Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the then-current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.7 Advice of Changes. Parent and the Company shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.7 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.8 Company Shareholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, but in any event no later than thirty-five (35) days after the date of this Agreement, the Company shall prepare a proxy statement of the Company relating to the Company Shareholders’ Meeting, including any amendments or supplements thereto, comply with applicable law and be in form and substance reasonably satisfactory to Parent (the “Proxy Statement”). The Company will cause the Proxy Statement to be mailed to the Company Shareholders as soon as reasonably practicable thereafter. No amendment or supplement to the Proxy Statement will be made by the Company without providing Parent with a reasonable opportunity to review and comment thereon. As promptly as practicable after the date hereof, the Company shall prepare and make such filings, if any, as are required under applicable state securities or “blue sky” laws in connection with the solicitation pursuant to the Proxy Statement.

(b) The Company shall take all actions necessary in accordance with applicable law, the Company Articles and the Company Bylaws to duly give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”), as soon as reasonably practicable (subject to applicable notice requirements) for the purpose of obtaining the Company Shareholder Approval. The Company Board has resolved subject to the terms and conditions of this Agreement to recommend to the Company Shareholders that they adopt and approve this Agreement and to submit this Agreement to the Company Shareholders for adoption and approval. Except as permitted by Section 6.9, the Company shall, acting through the Company Board, (i) recommend that the Company Shareholders adopt and approve this Agreement (the “Company Recommendation”), (ii) include in the Proxy Statement the Company Recommendation, a description of the appraisal rights of the Company Shareholders available under the Florida Appraisal Provisions and such other information as is required to be provided to the Company Shareholders under the Florida Appraisal Provisions, other applicable law, the Company Articles and the Company Bylaws, (iii) distribute the Proxy Statement to the Company Shareholders as soon as reasonably practicable (subject to applicable notice requirements), (iv) use reasonable best efforts to solicit from the Company Shareholders proxies and votes in favor of the adoption and approval of this Agreement, and (v) take all other action reasonably necessary or advisable, to secure the vote of the Company Shareholders required by applicable law to obtain such adoption and approval of this Agreement. Except as permitted by Section 6.9, the Company Board shall not (A) fail to make the Company Recommendation or fail to include such recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) fail to publicly and without qualification (1) recommend against any Company Acquisition Proposal or (2) reaffirm the Company Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Company Shareholders’ Meeting) after a Company Acquisition Proposal is made public or any request by Parent to do so, or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to the Company Shareholders, a Company Acquisition Proposal (each of the actions described in these subclauses (A) through (D) being referred to as an “Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with Article VIII, the Company Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the Company Shareholders at the Company Shareholders’ Meeting for the purpose of voting on the adoption and approval of this Agreement and the transactions contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall adjourn or postpone the Company Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Company Shareholder Approval; provided that the Company shall adjourn or postpone the Company Shareholders’ Meeting up to a maximum of two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days from the originally scheduled Company Shareholders’ Meeting, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed).

6.9 Company Acquisition Proposals.

(a) Company agrees that it will not, and will cause its directors, officers, employees, advisors, representatives and affiliates not to, and shall use reasonable best efforts to cause its other employees, and any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding (whether written or oral, binding or nonbinding) providing for, or otherwise contemplating, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, or cooperate in any way with, any person (or group of persons) relating to, any Company Acquisition Proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Company Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Company Acquisition Proposal that was not the result of a breach of this Section 6.9(a) in any material respect and that does not otherwise violate (i) through (iii) above at any time prior to the time this Agreement receives the Company Shareholder Approval, and the Company Board reasonably concludes in good faith that there is a reasonable likelihood that such Company Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data to, and participate in such negotiations or discussions with, the Third Party to the extent that the Company Board concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Shareholders under applicable law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such Third Party on terms no less favorable to it than the Confidentiality Agreement. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent and any Subsidiary of Parent (any such person (or group of persons) other than Parent and any Subsidiary of Parent, a “Third Party”) with respect to any Company Acquisition Proposal and will promptly (and in any event within two (2) business days) after the date hereof terminate access of any such Third Party to any data room (virtual or actual) containing any information of or relating to the Company or the Subsidiaries of the Company. The Company shall promptly (and in any event within forty-eight (48) hours) advise Parent in writing following the receipt or notice of any inquiry regarding, or the making of, any proposal the consummation of which would constitute a Company Acquisition Proposal and will provide to Parent an unredacted copy of any such Company Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Company Acquisition Proposal in connection with such inquiry or Company Acquisition Proposal, and thereafter will keep Parent promptly apprised of any related developments, discussions and negotiations on a reasonably current basis. The Company shall provide three (3) business days written notice to Parent prior to entering into a confidentiality agreement with any Third Party. For the avoidance of doubt, the Company shall not enter into any confidentiality agreement with any person after the date of this Agreement that provides any Third Party with any exclusive rights to negotiate with the Company or otherwise prohibits the Company from complying with the obligations of the Company under this Section 6.9.

(b) Notwithstanding the foregoing, if the Company Board concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that a Company Acquisition Proposal constitutes a Superior Proposal and that making the Company Recommendation and/or including such recommendation in the Proxy Statement would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Shareholders under applicable law, the Company Board may withdraw, qualify, amend or modify its recommendation prior to receipt of the Company Shareholder Approval and submit this Agreement to the Company Shareholders as such (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event it may communicate its basis for its lack of recommendation to the Company Shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided, however, that the Company Board may not take such action unless (A) the Company shall not have breached this Section 6.9 in any respect and (B) (1) the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement formally proposed in writing that may be offered by Parent under this Section 6.9(b); (2) the Company has given Parent at least five (5) business days’ prior written notice of its intention to take such actions set forth above and has contemporaneously provided a summary of the material terms of the relevant proposed transaction agreements with the person making such Superior Proposal; and (3) before effecting such Adverse Recommendation Change, the Company has negotiated, and has caused its representatives to negotiate in good faith with Parent during such notice period to the extent Parent elects to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, which such terms the Company and the Company Board shall consider in good faith. In the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice, the notice period shall recommence and the Company shall be required to comply with its obligations under this Section 6.9 with respect to such new written notice, except that the notice period shall be reduced to three (3) business days. For the avoidance of doubt, in no event shall any such action taken by the Company Board under this Section 6.9(b) (i) affect the validity and enforceability of this Agreement or the Voting and Support Agreements or (ii) cause any Takeover Restrictions or other similar restrictions to be applicable to the Mergers or the other transactions contemplated hereby.

(c) As used in this Agreement, (i) the term “Company Acquisition Proposal” means any bona fide proposal or offer for or inquiry relating to, or any Third Party indication of interest in, whether in one transaction or a series of related transactions, a (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving the Company pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets of the Company or any of the Subsidiaries of the Company representing twenty-five percent (25%) or more of the consolidated assets of the Company and the Subsidiaries of the Company, taken as a whole, or twenty-five percent (25%) or more of any class of equity or voting securities of the Company or the Company Bank, (B) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of the Company or any of the Subsidiaries of the Company representing twenty-five percent (25%) or more of the consolidated assets of the Company and the Subsidiaries of the Company, taken as a whole, or twenty-five percent (25%) or more of any class of equity or voting securities of the Company or the Company Bank, (C) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (D) transaction which is similar in form, substance or purpose to any of the foregoing transactions, and (ii) the term “Superior Proposal” means any bona fide written Company Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party, which, upon acceptance by the Company, would create a legally binding obligation of such Third Party (subject to regulatory approval) to consummate the Company Acquisition Proposal, on terms that the Company Board determines in its good-faith judgment, after consultation with its outside legal counsel and financial advisor, (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and the Subsidiaries of the Company on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the Company Shareholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, (2) is, in light of the other terms of such proposal, more favorable to the Company Shareholders than the Mergers and the other transactions contemplated by this Agreement, and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10 Public Announcements. The parties hereto agree that the initial press release with respect to the execution and delivery of this Agreement shall be a joint release. Thereafter, each of the parties agrees that no public release, statement or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law, or any listing agreement with or rule of any national securities exchange or association, or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject, in which case the party required to make the release, statement or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release, statement or announcement in advance of such issuance.

6.11 Change of Method. Parent may at any time change the method of effecting the Mergers if and to the extent reasonably requested by Parent, and the Company agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or form of the Merger Consideration or (b) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.12 Takeover Restrictions. The Company and its Subsidiaries shall not take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and the Company and its Subsidiaries shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.13 Litigation and Claims. Each of Parent and the Company shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the

Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate, at Parent’s expense, in the Company’s defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Mergers and the Bank Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any shareholder of the Company relating to this Agreement, the Mergers, the Bank Merger or any other transaction contemplated hereby without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.14 Restructuring Efforts. If the Company shall have failed to obtain the Company Shareholder Approval at the duly convened Company Shareholders’ Meeting or any adjournment or postponement thereof, the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement; provided, however, that no party shall have any obligation to agree to alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.14) to the Company Shareholders for approval.

6.15 Assumption of Company Debt. Effective at the Effective Time, Parent shall, to the extent required thereby, assume the due and punctual performance and observance of the covenants to be performed by the Company pursuant to the definitive documents governing the borrowings set forth on Section 6.15 of the Company Disclosure Schedule, and the due and punctual payment of the principal of such borrowings (and premium, if any) and interest thereon.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Company Shareholder Approval. The Company shall have received the Company Shareholder Approval.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement.

(c) Regulatory Approvals. The Requisite Regulatory Approvals necessary to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Mergers is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Sections 3.2(a), and 3.9(a) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1, 3.2(b), 3.2(c), 3.2(d), 3.2(e), 3.3(a), 3.3(b)(i) and 3.8 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company or the Second Surviving Corporation.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) FIRPTA Certificate. Parent shall have received from the Company a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter, which shall state that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such notification letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing.

(d) Dissenters Rights. Holders of no more than ten percent (10%) of the outstanding shares of Company Common Stock shall have perfected and not withdrawn such holder’s appraisal rights under the Florida Appraisal Provisions.

(e) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representation and warranty of Parent set forth in Section 4.4 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation and warranty speaks as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent stating that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Parent or the Company if the Mergers shall not have been consummated on or before the two hundred seventieth (270th) day following the date hereof (the “Termination Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided that, notwithstanding the foregoing provisions of this Section 8.1(c), Parent and the Company may mutually agree in writing to amend the Termination Date to any other date as they mutually agree;

(d) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured by the earlier of the Termination Date and forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

(e) by Parent, prior to such time as the Company Shareholder Approval is obtained, if (i) the Company Board shall have failed to make the Company Recommendation or shall have made an Adverse Recommendation Change or (ii) the Company materially breaches its obligations under Section 6.8 or Section 6.9.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.10, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Company Acquisition Proposal shall have been communicated to or otherwise made known to the Company Board or senior management of the Company or shall have been made directly to the Company Shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Shareholders’ Meeting) a Company Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Company Shareholder Approval having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to a Company Acquisition Proposal (whether or not the same Company Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $15,000,000 (the “Termination Fee”); provided that for purposes of this Section 8.2(b)), all references in the definition of the Company Acquisition Proposal to “25%” shall instead refer to “50%”. In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(c) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, and provided the Parent prevails in such suit, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2, then it shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.5 and for those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time, whether before or after receipt of the Company Shareholder Approval; provided that after any such approval by the Company Shareholders, there shall be made no amendment that requires further approval of Company Shareholders under applicable law without obtaining such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated. Notwithstanding the foregoing, in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs and reasonable attorneys’ fees and expenses as determined by the court.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail (provided that no notice is received by the e-mail sender within twelve (12) hours thereafter indicating that such e-mail was undeliverable or otherwise not delivered), (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

OFB Bancshares, Inc.

33 W. Pineloch Avenue

Suite A

Orlando, Florida 32806

Attention: Randy O. Burden, Chairman and Chief Executive Officer

E-mail: [***********]

With a copy (which shall not constitute notice) to:

Smith Mackinnon, PA

301 E Pine Street

Suite 750

Orlando, Florida 32801

Attention: John P. Greeley

E-mail: jpg7300@aol.com

and

if to Parent, to:

Hancock Whitney Corporation

Hancock Whitney Plaza

2510 14th Street,

Gulfport, Mississippi, 39501

Attention: Juanita P. Kuhner, Esq., General Counsel and Corporate Secretary

E-mail: [***********]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Nicholas G. Demmo

E-mail: NGDemmo@wlrk.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to “Articles,” “Sections,” “Exhibits” or “Schedules,” such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge of the Company” means the actual knowledge of any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge of Parent” means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Gulfport, Mississippi or Orlando, Florida are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives at least one business day prior to the date hereof, (ii) included in the virtual data room of a party at least one business day prior to the date hereof or (iii) in the case of Parent, filed by Parent with the SEC and publicly available on EDGAR at least one business day prior to the date hereof and (e) references to a party’s “shareholders” shall mean its shareholders. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Confidential Supervisory Information. No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.8 Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Entire Agreement. This Agreement (including the Company Disclosure Schedule, Parent Disclosure Schedule and other documents and the instruments referred to herein) together with the Voting and Support Agreement and the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of Florida).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the state courts of the State of Mississippi or any federal or state court of competent jurisdiction located in the State of Mississippi (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.5, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, and other than the right of the Company Shareholders to receive the Merger Consideration payable pursuant to this Agreement and the right of holders of Company Stock Options to receive the payment contemplated by Section 1.5 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.5, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HANCOCK WHITNEY CORPORATION

By:	/s/ Michael M. Achary
Name: Michael M. Achary
Title: Senior Executive Vice President and Chief Financial Officer

CITRUS ACQUISITION CORP.

By:	/s/ Michael M. Achary
Name: Michael M. Achary
Title: Treasurer

OFB BANCSHARES, INC.

By:	/s/ Randy O. Burden
Name: Randy O. Burden
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

COMPANY SHAREHOLDERS ENTERING INTO VOTING AND SUPPORT AGREEMENTS

Exh. A-1

EXHIBIT B

FORM OF VOTING AND SUPPORT AGREEMENT

Exh. B-1

EXHIBIT C

FORM OF BANK MERGER AGREEMENT

Exh. C-1